Exhibit 5

                             Daniel B. Kinsey, P.C.
              80 Orville Drive, Suite 247, Bohemia, New York 11716
                      Tel(5l6)244-1465 . Fax(5l6)244-1468

January 20, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Computer Concepts Corp.
     Registration Statement on Form S-1

Gentlemen:

Reference is made to the filing by Computer Concepts Corp. (the "Corporation") of a Registration Statement on Form S-1 with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 11,747,318 shares of the Corporation's Common Stock, $.0001 par value per share.

As counsel for the Corporation, we have examined its corporate records, including its Certificate of Incorporation, as amended, By-Laws, its corporate minutes, the form of its Common Stock certificate and other documents as we have deemed necessary or relevant under the circumstances.

Based upon our examination, we are of the opinion that:

1. The Corporation is duly organized and validly existing under the laws of the State of Delaware.

2. The 11,327,318 shares and the 420,000 shares issuable upon exercise of options or warrants, of the Corporation's Common Stock, when issued pursuant to the exercise terms of said options or warrants and in accordance with any exercise restrictions applicable thereto, are or will be validly authorized, legally issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement and in the Prospectus which constitutes a part thereof as counsel of the Corporation, and we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,
DANIEL B. KINSEY, P.C.

/s/Daniel B. Kinsey

Daniel B. Kinsey